Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of January 23, 2023 by and between EzFill Holdings, Inc., a Delaware corporation (“EzFill”) and Lunar Project LLC a limited liability company with an address at 3121 N. Bay Road, Miami Beach, FL 33140 (the “Consultant” and together with EzFill, the “Parties”, and each a “Party”).

WHEREAS, EzFill is currently in the business of application based mobile fueling; and

WHEREAS, Consultant has the capability and capacity to provide business development services to the Company; and

WHEREAS, EzFill desires to retain Consultant to provide certain services under the terms and conditions hereinafter set forth, and Consultant is willing to perform such services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Services. Consultant shall provide to EzFill the following services (the “Services”):

i.	Sales Team. Consultant shall assemble a contract sales team to acquire customers for the Company’s business. The sales team shall focus on fleet, marine, and residential customers. Consultant shall manage the sales team and work directly with Yehuda Levy and Brian Douglas to ensure smooth onboarding of new customers. Consultants commit to bringing a steady flow of new customers to the Company, with at least one new customer being onboarded every two weeks.
ii.	Evaluating and Reducing Monthly Burn. Consultant shall assist the Company’s management in building and executing a plan for the reduction of the Company’s current operating expenses.
iii.	Franchising. Consultant shall assist the Company in franchising its business.
Consultant agrees to provide all Services (i) in accordance with the terms and subject to the conditions set forth in this Agreement; (ii) using personnel of required skill, experience, and qualifications; (iii) in a timely, workmanlike, and professional manner; (iv) following generally recognized industry standards in Consultant’s field of services; and (v) to the reasonable satisfaction of EzFill.
iv.	Monthly Evaluation. On a monthly basis, Consultant shall provide an update to the Company detailing what Services were provided for the previous month. The Company’s management shall evaluate the work done each month and provide guidance on what Services are required for the following month.

2.	Consultant Responsibilities. Consultant agrees to perform the Services in accordance with this Agreement. Consultant will determine the method, details, and means of performing said services. Further, Consultant may, at its own expense, employ such assistants, consultants, employees, and other independent contractors as Consultant deems necessary to perform the Services as required of Consultant by this Agreement; EzFill may not control, direct, or supervise them in the performance of those duties.

3.	Compensation. For all Services to be rendered by Consultant pursuant to this Agreement, EzFill will issue consultant options to purchase 1,600,000 restricted shares of EzFill’s common stock (the “Options”). The Options’ exercise prices, vesting requirements, and expiration dates shall be set forth in the option agreement between the Consultant and the Company. The issuance of the Options is subject to execution of an option agreement between the Consultant and EzFill.

4.	Securities Matters. The Consultant hereby represents and warrants to EzFill that:

(a) The Consultant acknowledges that the Options and common stock of EzFill issuable upon exercise of the Options (collectively the “Securities”) will not be registered under the Securities Act of 1933, as amended (the “Act’) but will be issued in reliance upon the exemption afforded by Section 4(2) of the Act, and that the Company is relying upon the truth and accuracy of the representations set forth in this Section 4.

(b) The Securities will be acquired for the Consultant’s own account, not as nominee or agent, and not with a view to the resale or other transfer or distribution of any portion thereof or interest therein in violation of the Act, and the Consultant has no present intention of selling, granting any participation in, or otherwise transferring or distributing the Securities or any portion thereof or interest therein in violation of the Act. The Consultant is not a registered broker-dealer or an entity engaged in the business of being a broker-dealer.

(c) The Consultant acknowledges that it can bear the economic risk and complete loss of its investment in the Securities, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(d) The Consultant has had an opportunity to receive all additional information related to the EzFill requested by it and to ask questions of and receive answers from the EzFill regarding the Company, its business and the terms and conditions of the offering of the Securities.

(e) The Consultant understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from EzFill in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

(f) Legends. It is understood that, until the earlier of: (a) registration under the Act or (b) the time when any of the Securities may be sold pursuant to Rule 144, certificates or agreements evidencing such Securities, as the case may be, may bear the following or any substantially similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS”.

(g) Accredited Investor. The Consultant is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.

5.	Independent Contractor. It is understood and acknowledged that the Services which Consultant will provide to EzFill hereunder shall be in the capacity of an independent contractor and not as an employee or agent of EzFill. Consultant shall control the conditions, time, details, and means by which Consultant performs the Services. EzFill shall have the right to inspect the work of Consultant as it progresses solely for the purpose of determining whether the work is completed in a manner that is satisfactory to EzFill. Consultant has no authority to commit, act for or on behalf of EzFill, or to bind EzFill to any obligation or liability. Consultant shall not be eligible for and shall not receive any employee benefits from EzFill and shall be solely responsible for the payment of all taxes, FICA, federal and state unemployment insurance contributions, state disability premiums, and all similar taxes and fees relating to the fees earned by Consultant hereunder.

6.	Non-Solicitation. Consultant agrees that Consultant will not, at any time within a period of twelve (12) months after the termination of this Agreement, solicit, either directly or indirectly, any employee or customer of EzFill who was such at the during the term of this Agreement. If the provisions of this section should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

7.	Confidentiality. All non-public, confidential or proprietary information of EzFill (“Confidential Information”), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts, or rebates, disclosed by EzFill to Consultant or its agents, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for Consultant’s use in performing this Agreement and may not be disclosed or copied unless authorized by EzFill in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Consultant’s breach of this Agreement; (b) is obtained by Consultant on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) Consultant establishes by documentary evidence, was in its possession prior to EzFill’s disclosure hereunder; or (d) was or is independently developed by Consultant without using any Confidential Information. Upon EzFill’s request, Consultant shall promptly return all documents and other materials received from EzFill and shall not retain any copies thereof. EzFill shall be entitled to injunctive relief for any violation of this Section. Consultant acknowledges that it is subject to EzFill’s Insider Trading Policy, a copy of which has been provided to Consultant.

8.	Term and Termination.

(a) This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of two (2) years unless sooner terminated pursuant to this Section (the “Term”). At the end of the Term, unless extended by the Parties in writing, all unvested Options shall immediately expire.

(b) Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety, in its sole discretion, in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such breach has continued for thirty (30) days (the “Cure Period”) after written notice thereof is provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged material breach in sufficient detail to put the Breaching Party on notice (the “Notice of Breach”); provided that, if such breach is not susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure and such plan is reasonably acceptable to the Non-Breaching Party, and the Breaching Party commits to and does carry out such plan. Without limiting the definition of material breach under this Agreement, (i) failure of Consultant to provide the Services to the satisfaction of the Company; (ii) Consultant causing harm to the reputation of the Company; and/or (iii) Consultant disclosing confidential information of the Company to outside parties shall be considered a material breach of this Agreement.

(c) If this Agreement is terminated by EzFill due to a material breach by Consultant or if Consultant terminates without material breach: (i) all vested and unexercised Options; and (ii) all unvested Options shall immediately expire and be forfeited. Notwithstanding anything to the contrary in the option agreements, following a Notice of Breach from EzFill to Consultant during the Cure Period, Consultant may not exercise any Options.

9.	Indemnification. Consultant shall indemnify, defend, and hold harmless EzFill and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party/awarded against Indemnified Party in a final judgment (collectively, “Losses”), relating to/arising out of or resulting from any claim of a third party or EzFill arising out of or occurring in connection with Consultant’s negligence, willful misconduct, or breach of this Agreement. Consultant shall not enter into any settlement without EzFill’s or Indemnified Party’s prior written consent.

10.	Compliance with Law. Consultant is in compliance with and shall comply with all applicable laws, regulations, and ordinances. Consultant has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement.

11.	Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s) “): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns or other industrial disturbances; and (h) other similar events beyond the control of the Impacted Party.

12.	Advertising. Without EzFill’s prior written consent, Consultant shall not advertise or publish the fact that Consultant is performing the Services hereunder, nor use any trademarks or trade names of EzFill in Consultant’s advertising or promotional materials, without EzFill’s prior written consent.

13.	General.

(a)Each Party shall deliver all communications in writing either in person, by certified or registered mail, return receipt requested and postage prepaid, by facsimile or email (with confirmation of transmission), or by recognized overnight courier service, and addressed to the other Party at the addresses set forth above.

(b) This Agreement and all matters arising out of or relating to this Agreement are governed by, and construed in accordance with, the laws of Florida, without giving effect to any conflict of laws provisions thereof. Either Party may institute any legal suit, action, or proceeding arising out of or relating to this Agreement in the federal or state courts in each case located in Miami-Dade County, Florida.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY: (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE AFOREMENTIONED COURTS; (B) WAIVES ANY OBJECTION TO THAT CHOICE OF FORUM BASED ON VENUE OR TO THE EFFECT THAT THE FORUM IS NOT CONVENIENT; (C) WAIVES ANY RIGHT TO TRIAL BY JURY; AND (D) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT, OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY FLORIDA LAW.

(f) This Agreement contains the Parties’ entire understanding with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral understandings, agreements, representations, and warranties with respect to such subject matter.

(g) The invalidity, illegality, or unenforceability of any provision herein does not affect any other provision herein or the validity, legality, or enforceability of such provision in any other jurisdiction.

(h) The Parties may not amend this Agreement except by a written instrument signed by the Parties.

(i) No waiver of any right, remedy, power, or privilege under this Agreement (“Right(s)”) is effective unless contained in writing signed by the Party charged with such waiver. No failure to exercise, or delay in exercising, any Right operates as a waiver thereof. No single or partial exercise of any Right precludes any other or further exercise thereof or the exercise of any other Right. The Rights under this Agreement are cumulative and are in addition to any other rights and remedies available at law or in equity or otherwise.

(j) Neither Party may directly or indirectly assign, transfer, or delegate any of or all of its rights or obligations under this Agreement, voluntarily or involuntarily, including by change of control, merger (whether or not such Party is the surviving entity), operation of law, or any other manner, without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section shall be null and void.

(k) This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. Except for the Parties, their successors, and permitted assigns, there are no third-party beneficiaries under this Agreement.

(l) Any provision that, in order to give proper effect to its intent, should survive the expiration or termination of this Agreement, will survive such expiration or termination for the period specified therein or if nothing is specified for a period of twelve (12) months after such expiration or termination.

(m) This Agreement may be executed in counterparts.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

EZFILL HOLDINGS INC

By:	/s/ Michael Mcconnell
Name:	Michael Mcconnell
Title:	CEO

Lunar Project LLC

Lee Helm Partners LLC, on behalf of Lunar Project, LLC

By:	/s/ Gregg Rosen
Name:	Gregg Rosen
Title:	MEMBER

Strategic Exchange Management LLC, on behalf of Lunar Project, LLC

By:	/s/ Sean Oppen
Name:	Sean Oppen
Title:	MEMBER

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